EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective as of September 15, 2008 (the “Effective Date”), by and between Northstar Neuroscience, Inc. (“Northstar”) and Deborah Sheffield (“Employee”).

The parties agree as follows:

1. Employment. Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as Vice President, Clinical and Regulatory Affairs, reporting to the Chief Executive Officer, and shall have such duties and responsibilities consistent with such position as may be reasonably assigned from time to time.

2.2 Best Efforts; Full-time. Employee shall faithfully and diligently perform all duties assigned to Employee. Employee will expend Employee’s best efforts on behalf of Northstar, and will abide by all policies and decisions made by Northstar, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Northstar at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Northstar, unless Employee notifies Northstar in advance of Employee’s intent to engage in other paid work and receives Northstar’s express written consent to do so.

2.3 Work Location. Employee’s principal place of work shall be located in Seattle, Washington, or such other location as the parties may agree from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 7 herein (the “Term”).

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Northstar shall pay to Employee her current base salary approved by the Compensation Committee of the Board of Directors of the Company ($177,300 as of the Effective Date), payable in accordance with Northstar’s normal payroll practices.

4.2 Performance and Salary Review. Northstar may periodically review Employee’s performance. Adjustments to salary or other compensation, if any, will be made by Northstar in its sole and absolute discretion.

4.3 Employment Taxes. All of Employee’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by Northstar.

5. Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to senior executives of Northstar, subject to the terms and conditions of Northstar’s benefit plan documents. Northstar reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Northstar. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with Northstar’s policies.

7. Termination.

7.1 At-Will Employment. Either Employee or Northstar shall have the right to terminate the employment relationship at any time, with or without cause or advance notice. It is expressly understood that the employment relationship is at-will, and nothing in this Agreement alters such at-will employment relationship. Any change to this at-will employment relationship must be by a separate, specific, written agreement signed by Employee and an authorized representative of Northstar.

7.2 Termination for Cause by Northstar. Northstar may terminate Employee’s employment immediately at any time for Cause, with or without advanced notice. For purposes of this Agreement, “Cause” is defined as a good faith determination of the Board, in its sole and absolute discretion, of any of the following: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee; (b) Employee’s material breach of this Agreement or the Confidentiality, Inventions and Noncompetition Agreement between Northstar and Employee (the “Confidentiality Agreement”); (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee’s willful or habitual neglect of duties; (e) Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) sustained unsatisfactory performance; or (g) Employee’s death. In the event Employee’s employment is terminated in accordance with this Section 7.2, Employee shall be entitled to receive only unpaid base salary at the rate then in effect and accrued and unused paid time off, each prorated to the date of termination, and Northstar shall have no further or other obligations to Employee pursuant to this Agreement.

7.3 Termination Without Cause or Resignation for Good Reason Prior to a Change in Control. In the event that, prior to a Change in Control (as defined in the Northstar 2006 Performance Incentive Plan (the “2006” Plan)), Employee is terminated by Northstar other than for Cause or Employee resigns prior to a Change in Control as a result of either: (i) a material adverse change both in Employee’s duties and title, without Employee’s consent, as measured against Employee’s title and duties immediately prior to such change; or (ii) the office at which Employee is required to report is relocated by more than fifty (50) miles from Northstar’s present location, without Employee’s consent (each, a “Good Reason”), Employee will receive Employee’s base salary then in effect and accrued and unused paid time off, each prorated to the date of termination or resignation, and, subject to the second to last sentence of this Section 7.3: a severance payment equivalent to Employee’s base salary for a period of six (6) months, payable in accordance with Northstar’s regular payroll cycle; vesting of an additional twelve (12) months of Employee’s stock options from date of termination or resignation; any earned bonus for which Employee was eligible, prorated to the date of termination or resignation to be paid out according to Northstar’s pay-out schedule after Northstar is able to determine whether a bonus is payable and, if so, the amount of such prorated bonus; and should Employee timely elect COBRA insurance continuation coverage and remain eligible for such coverage, reimbursement at a rate equal to the amount contributed by Northstar for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation, upon proof of payment by Employee, provided, however, that, in addition to the foregoing and in the case only of a termination without Cause, Employee will receive full acceleration of all of the then-unvested shares subject to stock options and other equity awards that were granted by Northstar to Employee between April 1, 2008 and October 1, 2008. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.3 are subject to Employee: (a) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (b) executing a full general release in a form acceptable to Northstar, releasing all claims, known or unknown, that Employee may have against Northstar or its officers, directors, employees or agents arising out of or any way related to Employee’s employment, termination or resignation of employment with Northstar. For avoidance of doubt, Employee’s voluntary termination of employment other than for Good Reason will not give rise to any rights under this Agreement.

7.4 Termination Without Cause or Resignation for Good Reason Following a Change in Control. In the event that, within twelve (12) months following a Change in Control, Employee is terminated other than for Cause or Employee resigns for Good Reason, Employee will receive Employee’s base salary then in effect and unused paid time off, each prorated to the date of termination or resignation, and, subject to the last sentence of this Section 7.4: a severance payment equivalent to Employee’s base salary for a period of six (6) months, payable in accordance with Northstar’s regular payroll cycle; full acceleration of all of the then-unvested shares subject to stock options held by the Employee; any earned bonus for which Employee was eligible, prorated to the date of termination or resignation to be paid out according to Northstar’s pay-out schedule after Northstar is able to determine whether a bonus is payable and, if so, the amount of such prorated bonus; and should Employee timely elect COBRA insurance continuation coverage and remain eligible for such coverage, reimbursement at a rate equal to the amount contributed by Northstar for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation, upon proof of payment by Employee. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.4 are subject to employee: (a) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (b) executing a full general release in a form acceptable to Northstar, releasing all claims, known or unknown, that Employee may have against Northstar or its officers, directors, employees or agents arising out of or any way related to Employee’s employment, termination or resignation of employment with Northstar.

7.5 280G and 409A. If, due to the benefits provided under this Section 7, Employee is subject to any excise tax due to characterization of any amounts payable under this Section 7 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the gross amount payable in cash under this Section 7 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. Northstar agrees to pay Employee an amount equal to 20 percent (20%) of any severance payment that is subject to the additional tax imposed by Section 409A of the Code (excluding the payment described in this sentence) (the “Gross-Up Payment”). Northstar will make the Gross-Up Payment at the same time it makes the first severance payment hereunder. If requested by Employee, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A of the Code (including any amendment or replacement of such section), to the extent applicable.

8. Confidentiality. Employee agrees to read, sign and abide by Company’s Confidentiality, Inventions and Noncompetition Agreement, which is provided with this Agreement and incorporated herein by reference.

9. No Conflict of Interest. During the term of Employee’s employment with Northstar and during any period Employee is receiving payments from Northstar, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Northstar, as may be determined by Northstar in its sole and absolute discretion. If Northstar believes such a conflict exists during the term of this Agreement, Northstar may ask Employee to choose to discontinue the other work or resign employment with Northstar. If Northstar believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, Northstar may ask Employee to choose to discontinue the other work or forfeit the remaining severance and other payments under this Agreement. In addition, Employee agrees not to refer any client or potential client of Northstar to competitors of Northstar, without obtaining Northstar’s prior written consent, during the term of Employee’s employment and during any period in which Employee is receiving payments from Northstar pursuant to this Agreement.

10. Mutual Non-Disparagement. Employee will not, during the term of this Agreement or after the termination hereof, disparage Northstar, its products, services, agents or employees. Northstar’s officers and directors will not, during the term of this Agreement or after the termination hereof, disparage Employee.

11. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 2.2 and 8 through 10 (collectively “Covenants”) would cause irreparable injury to Northstar and agrees that in the event of any such breach, Northstar shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Northstar under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Northstar. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statute at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee Acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington, without giving effect to any conflict of laws principle to the contrary. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in King County, Washington, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Washington is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the State of Washington.

12.7 Survival. 7 (“Termination”), 8 (“Confidentiality”), 9 (“No Conflict of Interest”), 10 (“Mutual Non-Disparagement”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Northstar.

13. Entire Agreement. This Agreement, including the Confidentiality Agreement incorporated herein by reference, the Restricted Stock Grant Agreement, the 2006 Plan, the Northstar 1999 Stock Option Plan and related option documents in place at the time of this signing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only by a supplemental written agreement signed by Employee and an authorized representative of Northstar. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Deborah Sheffield
Dated:

NORTHSTAR NEUROSCIENCE, INC.

Dated:	By:
Name:
Its:
Northstar Neuroscience, Inc.
2401 Fourth Avenue, Suite 300